                                                                       EXHIBIT 5

                        [CUMMINGS & LOCKWOOD LETTERHEAD]

                                 March 20, 1996

Fedders Corporation
Westgate Corporate Center
505 Martinsville Road
Liberty Corner, New Jersey  07938

                  Re:      Registration Statement No. 333-00483

Dear Sirs:

                  Reference is made to the Registration Statement on Form S-4 (No. 333-00483) (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), filed by Fedders Corporation, a Delaware corporation (the "Company"), with the Securities and Exchange Commission (the "Commission"). The Registration Statement covers up to 7,580,069 shares of Convertible Preferred Stock, par value $1.00 per share, or up to 7,580,069 shares of Class A Stock, par value $1.00, of the Company (such Convertible Preferred Stock or Class A Stock, as the case may be, the "Shares"), to be issued pursuant to an Agreement and Plan of Merger dated November 30, 1995, as amended by Amendment No. 1 dated March 15, 1996 (as so amended, the "Merger Agreement") between the Company and NYCOR, Inc., a Delaware corporation ("NYCOR"), pursuant to which NYCOR will be merged with and into the Company (the "Merger").

                  We have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purpose of rendering this opinion, including the Restated Certificate of Incorporation of the Company and all amendments thereto, in the form filed as an exhibit to the Registration Statement, the By-laws of the Company, as amended, in the form filed as an exhibit to the Company's Annual Report on Form 10-K for the year ended August 31, 1987, certain resolutions adopted by the Board of Directors of the Company, certified by the Secretary of the Company, the Registration Statement and the Merger Agreement. For purposes of rendering the opinion contained herein, we have assumed that the amendments to the Restated Certificate of Incorporation of the Company described under Proposal No. 3 in the Proxy Statement-Prospectus constituting part of the Registration Statement will have been approved by the stockholders of the Company and will have become effective prior to consummation of the Merger and that, if shares of Convertible Preferred Stock of the Company are to be issued pursuant to the Merger

Fedders Corporation                   -2-                         March 20, 1996



Agreement, a Certificate of Designation of Convertible Preferred Stock substantially in the form filed as Exhibit 4 to the Registration Statement will have been adopted by the Board of Directors of the Company and will have been filed with the Secretary of State of the State of Delaware prior to the consummation of the Merger.

                  Based upon the foregoing, we are of the opinion that the Shares to be issued pursuant to the Merger Agreement will, upon issuance in accordance with the terms of the Merger Agreement, be validly issued, fully paid and nonassessable.

                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption "Legal Opinions" in the Proxy Statement-Prospectus forming part of the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

                                              Very truly yours,


                                              /s/ CUMMINGS & LOCKWOOD